Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
Qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

RECORD EARNINGS FOR FIRST QUARTER 2021

QUAKERTOWN, PA (April 27, 2021) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2021 of $5,050,000, or $1.42 per share on a diluted basis, compared to net income of $220,000, or $0.06 per share on a diluted basis, for the same period in 2020.

The increase in net income and earnings per share, when comparing the two periods, is due in part to improved performance for QNB Bank and a non-cash increase to non-interest income, a result of improved fair values of the equity securities portfolio held by QNB Corp, our bank holding company.  The following table presents disaggregated net income:

3 months ended
	3/31/2021	3/31/2020	Variance
QNB Bank	$ 4,038,000	$ 2,316,000	$ 1,722,000
QNB Corp	1,012,000	(2,096,000)	3,108,000
Consolidated net income	$ 5,050,000	$ 220,000	$ 4,830,000

Total assets as of March 31, 2021 were $1,570,519,000 compared with $1,440,229,000 at December 31, 2020. Loans receivable at March 31, 2021 were $945,645,000 compared with $920,042,000 at December 31, 2020, an increase of $25,603,000, or 2.8%.  Total deposits at March 31, 2021 were $1,341,616,000, increasing $113,549,000, or 9.2%, compared with $1,228,067,000 at December 31, 2020.

“We are pleased to report record net income and earnings per share”, said David W. Freeman, President and CEO.  “Although there is still economic uncertainty and many businesses and households are experiencing difficulty, the local and national management of the crisis and especially the rapid rollout of vaccines provides hope.  Throughout this health and economic crisis, QNB continues to serve our community and we continued to see growth in our households, deposits and loans.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2021 totaled $10,517,000, an increase of $1,354,000 from the same period in 2020. The net interest margin was 3.07% for the first quarter of 2021, declining eleven basis points compared with the 3.18% for the same period in 2020.  The yield on earning assets was 3.41% for the first quarter 2021, a decrease of 51 basis points from 3.92% in the first quarter of 2020. The cost of interest-bearing liabilities decreased 48 basis points to 0.44% for the first quarter ended March 31, 2021, compared with 0.92% for the same period in 2020. Net interest income and margin were supported in part by the forgiveness of SBA Paycheck Protection Program loans and the recognition of related fee income.

The decrease in margin is due to repricing loans and prepayment of available for sale investments, and reinvesting in bonds with lower rates, as the general level of interest rates decreased dramatically, starting in February 2020.  In addition to the repricing of the loan and investment portfolio, the decrease in net interest margin is also attributable to the increase in interest-bearing cash as a percentage of earnings assets, when comparing the two periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $275,000 provision for loan losses in the first quarter of 2021 compared with $500,000 in the first quarter 2020.  QNB's allowance for loan losses of $11,115,000 represents 1.18% of loans receivable at March 31, 2021 compared to $10,826,000, or 1.18% of loans receivable at December 31, 2020, and $10,334,000, or 1.26% of loans receivable at March 31, 2020. Net loan recoveries were $14,000 for the first quarter of 2021, compared with charge-offs of $53,000, or 0.03%, annualized as a percent of average loans for the first quarter of 2020.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $13,266,000, or 1.40% of loans receivable at March 31, 2021, compared with $14,109,000, or 1.53% of loans receivable at December 31, 2020, and $15,861,000, or 1.93% of loans receivable at March 31, 2020. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement.  At March 31, 2021, $4,809,000, or approximately 54% of the loans classified as non-accrual are current or past due less than 30 days.    At March 31, 2021, commercial substandard or doubtful loans totaled  $21,935,000, a decrease of $258,000 from the $22,193,000 reported at December 31, 2020 and an increase of $6,762,000, from the $15,173,000 reported at March 31, 2020.

Non-Interest Income

Total non-interest income was $3,404,000 for the first quarter of 2021, an increase of $4,975,000 compared with the same period in 2020.  The unrealized gain in the equities portfolio was $1,096,000 at March 31, 2021, compared with an unrealized loss of $2,940,000 at March 31, 2020.  The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.26%.   The performance of the portfolio during both periods is commensurate with the overall performance of the U.S. stock market.  In addition to the improved fair value, the company realized $339,000 in gains on sale from the equities portfolio during the first quarter 2021.  The estimated cumulative contribution (realized and unrealized net gains, plus dividends) of the equities portfolio to earnings per share from January 1, 2011 through March 31, 2021 is $2.14 per share.

Excluding the realized and unrealized gain/(loss) of equities, non-interest income increased $600,000, or 43.8% when comparing the two periods.  Increases in non-interest income comprise; ATM and debit card income, retail brokerage and advisory income, net gain on sale of loans and other income, which increased $105,000, $54,000, $271,000, and $279,000 respectively, in first quarter 2021 compared with the same period in 2020.  ATM and debit card income improved as card-based transactions increased when comparing the two periods.  Brokerage and advisory income increased due to the improved performance of assets under management.  Gain on sale of mortgages reflects the increased refinance and purchase activity when comparing the two periods.  The increased other fee income comprises: a life insurance benefit claim of $193,000 during the first quarter of 2021, increased title insurance income of $37,000, reflecting the increased mortgage activity during the period,  increased merchant income of $13,000 due to increased transaction volume, additional letter of credit income of $24,000, and increased mortgage servicing fee income of $7,000.

Fees for services to customer decreased $112,000 or 27.3% when comparing the two periods, primarily due to a decrease in overdraft fee income.  The number of overdraft items decreased due to increased average deposit balances in customer accounts, in part due to government payments to consumers and businesses during the pandemic, and lack of discretionary spending opportunities due to government-mandated business operating restrictions, brought on by the coronavirus.

Non-Interest Expense

Total non-interest expense was $7,323,000 for the first quarter of 2021, increasing $45,000, or 0.60% from $7,278,000  for the same period in 2020.  Salaries and benefits expense decreased $55,000, or 1.4%, to $4,017,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $3,000 to $3,428,000 during the first quarter 2021 compared to the same period in 2020, with increases in salary expense and incentive bonus of $44,000 and $74,000, respectively offset by $122,000 additional deferred compensation related to loan originations.  Medical premiums expense decreased $87,000 when comparing the two periods, due to reduced medical claims.  Net occupancy and furniture and equipment expense increased $90,000, or 7.5%, to $1,288,000 for the first quarter 2021, due primarily to increased building repairs and maintenance expense (additional cleaning and snow removal), and software maintenance of $100,000 and $35,000, respectively, offset in part by reduced leasehold and furniture and fixtures depreciation and equipment maintenance expenses  of $9,000, $28,000, and $15,000, respectively, when comparing the two quarters.  Other non-interest expense increased $10,000, or 0.50%, when comparing first quarter 2021 with first quarter 2020. Increased third party services expense, state taxes, FDIC deposit insurance, check card processing expenses and loan origination expenses of $34,000, $30,000, $34,000, $18,000, and $28,000 we offset in part due to decreased marketing, travel and entertainment, and third party loan processing expenses of $108,000, $33,000, and $10,000, respectively.

Income tax expense was $1,273,000 in the first quarter 2021, compared to a benefit of $406,000 in the first quarter 2020 due to increased pre-tax income.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at Qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20
Assets	$1,570,519	$1,440,229	$1,417,073	$1,390,479	$1,232,010
Cash and cash equivalents	108,733	39,331	37,520	66,773	46,489
Investment securities
Available-for-sale	469,103	435,646	444,616	403,620	327,325
Equities	14,522	12,849	11,691	10,744	9,417
Loans held-for-sale	3,210	6,570	9,077	3,679	216
Loans receivable	945,645	920,042	887,792	878,620	821,283
Allowance for loan losses	(11,115)	(10,826)	(10,765)	(10,464)	(10,334)
Net loans	934,530	909,216	877,027	868,156	810,949
Deposits	1,341,616	1,228,067	1,214,463	1,183,188	1,043,521
Demand, non-interest bearing	253,857	204,584	205,492	209,581	146,143
Interest-bearing demand, money market and savings	905,766	826,398	805,217	765,855	682,303
Time	181,993	197,085	203,754	207,752	215,075
Short-term borrowings	64,947	58,838	52,406	57,412	43,265
Long-term borrowings	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	131,996	134,445	130,995	128,563	124,613

Asset Quality Data (Period End)
Non-accrual loans	$8,887	$9,640	$10,001	$10,355	$11,134

Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	4,379	4,469	4,665	4,705	4,727
Non-performing loans	13,266	14,109	14,666	15,060	15,861
Non-performing assets	$13,266	$14,109	$14,666	$15,060	$15,861

Allowance for loan losses	$11,115	$10,826	$10,765	$10,464	$10,334

Non-performing loans / Loans excluding held-for-sale	1.40%	1.53%	1.65%	1.71%	1.93%
Non-performing assets / Assets	0.84%	0.98%	1.03%	1.08%	1.29%
Allowance for loan losses / Loans excluding held-for-sale	1.18%	1.18%	1.21%	1.19%	1.26%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/21	12/31/20	9/30/20	6/30/20	3/31/20

Interest income	$11,731	$10,859	$10,763	$10,740	$11,331
Interest expense	1,214	1,338	1,433	1,506	2,168
Net interest income	10,517	9,521	9,330	9,234	9,163
Provision for loan losses	275	250	250	250	500
Net interest income after provision for loan losses	10,242	9,271	9,080	8,984	8,663
Non-interest income:
Fees for services to customers	299	363	299	242	411
ATM and debit card	593	593	598	516	488
Retail brokerage and advisory income	167	158	141	169	113
Net gain on investment securities available-for-sale	342	242	198	169	-
Unrealized (loss)/gain on available for sale equity securities	1,096	1,100	627	1,166	(2,940)
Net gain from trading activity	-	-	-	-	-
Net gain on sale of loans	352	689	589	365	81
Other	555	402	357	190	276
Total non-interest income	3,404	3,547	2,809	2,817	(1,571)

Non-interest expense:
Salaries and employee benefits	4,017	4,302	4,182	3,985	4,072
Net occupancy and furniture and equipment	1,288	1,297	1,239	1,180	1,198
Other	2,018	2,012	1,776	1,704	2,008
Total non-interest expense	7,323	7,611	7,197	6,869	7,278
Income before income taxes	6,323	5,207	4,692	4,932	(186)
Provision for income taxes	1,273	1,056	914	998	(406)
Net income	$5,050	$4,151	$3,778	$3,934	$220

Share and Per Share Data:
Net income - basic	$1.42	$1.17	$1.07	$1.11	$0.06
Net income - diluted	$1.42	$1.17	$1.07	$1.11	$0.06
Book value	$37.09	$37.79	$36.89	$36.29	$35.29
Cash dividends	$0.35	$0.34	$0.34	$0.34	$0.34
Average common shares outstanding - basic	3,555,028	3,551,524	3,542,805	3,532,079	3,522,667
Average common shares outstanding - diluted	3,555,028	3,551,524	3,542,805	3,532,079	3,525,455

Selected Ratios:
Return on average assets	1.40%	1.16%	1.06%	1.19%	0.07%
Return on average shareholders' equity	15.70%	12.95%	11.94%	12.78%	0.73%
Net interest margin (tax equivalent)	3.07%	2.82%	2.78%	2.95%	3.18%
Efficiency ratio (tax equivalent)	52.00%	57.52%	58.47%	56.17%	93.70%
Average shareholders' equity to total average assets	8.90%	8.98%	8.92%	9.34%	9.96%

Net loan charge-offs (recoveries)	$(14)	$189	$(51)	$120	$53
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.01%	0.08%	-0.02%	0.06%	0.03%

Balance Sheet (Average)
Assets	$1,466,520	$1,419,412	$1,411,477	$1,325,979	$1,221,487
Investment securities (AFS, equities)	447,290	438,202	424,075	357,177	347,072
Loans receivable	932,617	904,474	880,582	866,567	821,695
Deposits	1,258,815	1,218,170	1,211,726	1,132,735	1,037,594
Shareholders' equity	130,473	127,496	125,889	123,815	121,684